EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                  For more information, contact:
                                                                   Larry Knipple
                                                  Vice President, Administration
                                                                    937.291.8282
                                                       larry.knipple@mcsinet.com

             MCSi GETS COURT APPROVAL FOR $10 MILLION DIP FINANCING
  Company Continuing to Conduct Business As Usual During Restructuring Process

DAYTON, OHIO - June 16, 2003 - MCSi, Inc. announced today that it received interim approval from the bankruptcy court for $10 million in new financing through a "Debtor in Possession" (DIP) financing facility provided by certain of its existing lenders. Pursuant to the court's order, $5 million (including $2.5 million for letters of credit) will be immediately available under the facility, with access to the remaining $5 million subject to final court approval of the facility, which is scheduled for July 9, 2003. As part of the approval of the DIP facility, the Company finalized its cash collateral arrangements previously agreed to by its existing lenders.

Gordon Strickland, MCSi's President and Chief Executive Officer, stated: "We believe the recently commenced restructuring proceedings, together with the approval of these critical financing arrangements, are important positive steps in MCSi's restructuring process, and will help lead us, with the support of our lenders, trade partners and employees, to achieve our goals of increased efficiency and productivity and renewed financial health. We continue to implement various restructuring initiatives, and we continue to work on ongoing projects and fully service customer requirements on an uninterrupted basis."

Mr. Strickland also noted that MCSi continues to engage in active discussions with its lenders regarding a comprehensive, long-term restructuring plan.

About MCSi

MCSi is a leading provider of state-of-the-art presentation, broadcast and supporting network technologies for businesses, churches, government agencies and educational institutions. From offices located throughout the United States, MCSi draws on its strategic partnerships with top manufacturers to deliver a comprehensive array of audio, display and professional video innovations. MCSi also offers proprietary systems pre-engineered to meet the need for turnkey integrated solutions.

As a full service provider of enterprise wide technology solutions, MCSi complements its product offerings with a design/build approach that includes consultation, design engineering, product procurement, systems integration, end-user training and post sales support. MCSi's value-added service approach, made seamless by the ongoing exchange between customers and representatives from its strategic support teams, ensures that customers receive dedicated

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attention and long-term commitment to support their investment. Additional information regarding MCSi can be obtained by calling 800.516.0600 or by visiting www.mcsinet.com (but is not part of release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, including with respect to a long-term restructuring plan, the occurrence of which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, whether the Company will be successful in reaching agreement with its lenders regarding an acceptable restructuring plan, failure to agree on definitive documentation regarding the DIP facility and on long-term cash collateral arrangements, failure to obtain necessary bankruptcy court approvals, non-acceptance of the plan by other stakeholders in the Company, delays in the confirmation or effective date of the plan, the Company's success in implementing its restructuring steps, loss of customer or vendor support during the restructuring process, competition, and economic and other factors set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.


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